Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of OpGen, Inc. of our report, which includes an explanatory paragraph related to OpGen, Inc.’s ability to continue as a going concern, dated March 29, 2016, on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2015 and 2014 and for the years then ended, which report is included in the Annual Report on Form 10-K of OpGen, Inc. for the year ended December 31, 2015. We also consent to the reference to our firm in the caption “Experts.”
/s/ CohnReznick LLP
Vienna, Virginia
June 13, 2016